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                                                                     EXHIBIT 4.2

                          REGISTRATION RIGHTS AGREEMENT

            THIS REGISTRATION RIGHTS AGREEMENT (the "AGREEMENT") is made as of the [__] day of [______], 2004, by and between Infiniti Solutions Ltd, a Singapore corporation (the "COMPANY"), and each of the shareholders listed on Schedule A hereto, each of which is referred to in this Agreement as an "SHAREHOLDER," and shall be effective upon completion of the Company's IPO (as defined below).

                                    RECITALS

            WHEREAS, the Company and certain of the Shareholders are parties to the Investment Agreement, dated as of November 30, 2001, as amended (the "INVESTMENT AGREEMENT"); and

            WHEREAS, in order to induce certain of the Shareholders to invest funds in the Company pursuant to the Investment Agreement, the Company agreed to enter into a registration rights agreement and thereby grant to the Shareholders certain registration rights;

            NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

            1. Definitions. For purposes of this Agreement:

                  1.1. The term "AFFILIATE" shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a "PERSON"), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

                  1.2. The term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  1.3. The term "FORM F-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act adopted by the SEC after the date hereof which permits inclusion or incorporation of substantial information by reference to documents subsequently filed by the Company with the SEC.

                  1.4. The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act adopted by the SEC after the date hereof which permits inclusion or incorporation of substantial information by reference to documents subsequently filed by the Company with the SEC.

                  1.5. The term "HOLDER" shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.11 hereof.
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                  1.6. The Term "IMMEDIATE FAMILY MEMBER" shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a Person referred to herein.

                  1.7. The term "INITIATING HOLDERS" means, collectively, any Holders who properly initiate a registration request under this Agreement.

                  1.8. The term "IPO" means the Company's first underwritten public offering of its Ordinary Shares under the Securities Act.

                  1.9. The term "ORDINARY SHARES" shall mean the Company's ordinary shares.

                  1.10. The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  1.11. The term "REGISTRABLE SECURITIES" means (i) the Ordinary Shares owned by the Shareholders on the date hereof and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to
Section 2.14 of this Agreement.

                  1.12. The term "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares determined by adding the number of Ordinary Shares outstanding which are Registrable Securities.

                  1.13. The term "SEC" means the Securities and Exchange Commission.

                  1.14. The term "SEC RULE 144" means Rule 144 promulgated by the SEC under the Securities Act or any successor rule adopted by the SEC after the date hereof.

                  1.15. The term "SEC RULE 145" means Rule 145 promulgated by the SEC under the Securities Act or any successor rule adopted by the SEC after the date hereof.

                  1.16. The term "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  1.17. The term "VIOLATION" means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements



                                       2
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thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder.

            2. Registration Rights. The Company covenants and agrees as follows:


                  2.1. Demand Registration.

                        (a) If the Company shall receive at any time after 180 days after the closing date of the Company's IPO a written request from the Holders of 40% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding with an expected aggregate value of at least $20,000,000 in the case of a registration on Form S-1 or Form F-1 or $5,000,000 in the case of a registration on Form S-3 or F-3, then, subject to the provisions of subsection 2.1(d), the Company shall:

                              (A) within ten (10) days of the receipt thereof,
give written notice of such request to all Holders;

                              (B) as soon as practicable, and in any event
within 90 days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5; and

                              (C) use its reasonable best efforts to cause such
registration statement to be declared effective by the SEC as soon as practicable.

                        (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, provided that such underwriting agreement will not require any broader indemnification by the Holders than in subsection 2.9(b). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities

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of the Company owned by each Holder; provided, however, that the number of
Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

                        (c) The Company shall not be obligated to effect, or to take any action to effect, any registration:

                              (A) In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

                              (B) During the pendency of another registration of
Ordinary Shares for an underwritten offering, or during the period of any lock-up agreement between the underwriters and the Company following that offering; or

                              (C) After the Company has effected two
registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective, unless such registration can be effected on Form S-3 or Form F-3 in which case the Company shall not be obligated to effect more than one such registration during any period of twelve consecutive months.

                        (d) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization, a material financing or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of any other stockholder during such one hundred twenty (120) day period.

         A registration statement shall not be counted as a demand registration until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of material information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was initially filed) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be


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counted as a demand registration if, as a result of an exercise of the underwriter's cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

                  2.2. Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 2.7, use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

                  2.3. Obligations of the Company. Whenever required under this
Section 2 to effect the registration of any Registrable Securities, but subject to the right of the Company under Section 2.2 to terminate or withdraw any registration initiated by it, the Company shall, as expeditiously as reasonably practicable:

                        (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of no less than thirty (30) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 30-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Ordinary Shares (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 30-day period shall be extended for up to 180 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

                        (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus forming a part of such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;


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                        (c) furnish to the Holders such numbers of copies of a
prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                        (d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                        (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, provided that such underwriting agreement will not require any broader indemnification by the Holders than in subsection 2.9(b);

                        (f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on each securities exchange and trading system on which similar securities issued by the Company are then listed;

                        (g) provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the completion of such registration;

                        (h) use its reasonable best efforts to furnish, in the event of any underwritten public offering, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a "comfort" letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the directors of the Company.

                  2.4. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  2.5. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and


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qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements not to exceed $25,000 of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the financial condition or business of the Company from that known to the Holders at the time of the initial filing of the registration statement and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to
Section 2.1.

                  2.6. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 2.11 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements not to exceed $25,000 of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  2.7. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders' securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing


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Persons shall be deemed to be a single "selling Holder", and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence.

                  2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

                  2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

                        (a) The Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation and the Company will pay to each such Holder, underwriter, controlling Person or other aforementioned Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to any of the foregoing enumerated Persons for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information about such Person or such Person's plan of distribution furnished expressly for use in connection with such registration by any such aforementioned Person.

                        (b) Each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information about such Holder or such Holder's plan of distribution furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim,


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damage, liability or action if such settlement is effected without the prior written consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

                        (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                        (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this
Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such


                                       9
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Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder's liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

                  2.10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to:

                        (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement relating to the Company's IPO so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                        (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                        (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  2.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, or (ii) after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (after giving effect to the proposed reverse stock split in connection with the Company's IPO and thereafter subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within 30 days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing with the Company to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i)


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
that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; or (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

                  2.12. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

                  2.13. Termination of Registration Rights; Termination of Agreement.

                        (a) No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the IPO.

                        (b) The rights set forth in this Section 2 shall terminate as to any Shareholder when the Registrable Securities held by such Shareholder (i) have been sold to or through a broker or dealer or underwriter in a public distribution or otherwise pursuant to an effective registration statement under the Securities Act, (ii) have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act (by reason of SEC Rule 144) or (iii) together with Registrable Securities held by any Affiliate of such Shareholder with whom such Shareholder must aggregate its sales under SEC Rule 144 constitute less than one percent (1%) of the Company's outstanding Ordinary Shares and could be sold under SEC Rule 144 within a three-month period.

                        (c) Notwithstanding any other provision contained in this Agreement, in the event that the Company's IPO shall not be completed on or prior to December 31, 2004, this Agreement shall terminate automatically without any further action on behalf of any party hereto.

            3. Miscellaneous.

                  3.1. Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the Singapore Companies Act as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws.

                  3.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  3.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  3.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day or (c) one (1) day after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 3.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, Attention:
Christopher Kaufman and William Davisson, Fax (650) 463-2600.

                  3.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Shareholder without the written consent of such Shareholder, unless such amendment, termination or waiver applies to all Shareholders in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

                  3.7. Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.


                  3.8. Aggregation of Stock. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.


                  3.9. Entire Agreement. This Agreement (including Schedule A) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

                  3.10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                            (Signature Pages Follow)

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    INFINITI SOLUTIONS LTD

                                    By:___________________
                                    Name:_________________
                                    Title:________________
                                    Address:   17 Changi Business Park Central 1
                                    #06-09     Honeywell Building
                                    Singapore  486073
                                    Attention: Chief Executive Officer
                                    Fax: (65) _____-_____

                                    SHAREHOLDER:

                                    By:________________________
                                    Name:______________________
                                    Title:_____________________
                                    Address:___________________

                                   SCHEDULE A
                                  SHAREHOLDERS

3i Group plc
80 Raffles Place
#33-20 UOB Plaza 2
Singapore 048624
T: (65) 6438 3131
F: (65) 6533 0974


EDB Investments Pte Ltd
250 North Bridge Road
#27-04 Raffles City Tower
Singapore 179101
T: (65) 6336 2288
F: (65) 6336 6325